Exhibit 10.7

Second Amended and Restated Exclusive Call Option Agreement

This Second Amended and Restated Exclusive Call Option Agreement (this “Agreement”) is entered into as of October 28, 2020 by and between:

(1)	Guangzhou Yatsen Global Co., Ltd. (the “WFOE”), a company incorporated under the laws of the People’s Republic of China (the “PRC” or “China”);

(2)	Jinfeng HUANG, a PRC citizen (PRC Identity Card No.: ***);

(3)

Huiyue (Guangzhou) Trading Limited Partnership a limited partnership incorporated under the Laws of PRC(together with Jinfeng HUANG, the “Existing Shareholders” and each, an “Existing Shareholder”); and

(4)	Huizhiweimei (Guangzhou) Trading Co., Ltd. (the “Company”), a limited liability company incorporated under the laws of the PRC.

The above parties shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)

WHEREAS, the Company increased its registered capital from RMB 1 million to RMB 10 million on July 15, 2020, and the newly increased registered capital RMB 9 million was acquired by the Existing Shareholders (“Capital Increase”). The Existing Shareholders in aggregate hold 100% of the Target Equity Interest of the Company.

(B)

WHEREAS, the WFOE and the Company have entered into an Exclusive Business Cooperation Agreement on July 26, 2019 (the “Exclusive Business Cooperation Agreement”), pursuant to which the Company shall pay service fees to the WFOE for the services provided by the WFOE.

(C)	WHEREAS, the WFOE, the Company and the Existing Shareholders have entered into a Second Amended and Restated Equity Pledge Agreement on October 28, 2020 (the “Equity Pledge Agreement”).

(D)

WHEREAS, the WFOE, the Company, Jinfeng HUANG and other parties have entered into an Amended and Restated Exclusive Call Option Agreement on March 25, 2020 (the “Original Agreement”). The Parties agree to amend and restate the Original Agreement, this Agreement shall supersede the Original Agreement, the matters set forth in the Original Agreement shall be governed by this Agreement, and the Original Agreement shall terminate with immediate effect.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

1.	Target Equity Interest

1.1

The Existing Shareholders agree to, and hereby irrevocably, unconditionally and exclusively grant, to the WFOE a right to require the Existing Shareholders to transfer all or part of its target equity interest in the Company (the “Target Equity Interest”, including the target equity interest acquired by the Existing Shareholders in the Company through capital increase, equity transfer or other methods after the execution of this Agreement) to the WFOE or its designated third party/parties (the “Designee(s)”), to the extent permitted by the PRC laws, under any circumstances that the WFOE deems advisable or necessary in its sole discretion (the “Equity Call Option”).

1.2	The Company hereby agrees to the grant of the Equity Call Option by the Existing Shareholders to the WFOE.

1.3	The WFOE shall have the right to exercise the Equity Call Option in whole or in part at any time and acquire all or part of the Target Equity Interest without limitation to the number of exercises.

1.4

The WFOE shall have the right to designate any third party to acquire all or part of the Target Equity Interest, which shall not be refused by the Existing Shareholders, and the Existing Shareholders shall transfer all or part of the Target Equity Interest to such Designee(s) as requested by the WFOE.

1.5

Prior to the transfer of the equity to the WFOE or the Designee(s) in accordance with this Agreement, without the prior written consent of the WFOE, the Existing Shareholders shall not transfer any Target Equity Interest.

2.	Assets

2.1

The Company agrees to grant and hereby grants irrevocably, exclusively and unconditionally, to the WFOE an exclusive right to require the Company to transfer to the WFOE or the Designee(s) all or part of its assets (“Target Assets”, as specifically required by the WFOE under any circumstances that the WFOE deems advisable or necessary in its sole discretion and to the extent permitted by the PRC laws) (the “Asset Purchase Option”).

2.2	The Existing Shareholders hereby agree that the Company grants the Asset Purchase Option to the WFOE.

2.3	The WFOE shall have the right to exercise the call option for all or part of assets and acquire all or part of the Target Assets at any time without limitation as to the number of times of exercise.

2.4

The WFOE shall have the right to designate any third party to acquire all or part of the Purchased Assets, which shall not be refused by the Company or the Existing Shareholders, and the Company and the Existing Shareholders shall transfer all or part of the Target Assets to such Designee(s) as requested by the WFOE.

2.5

Prior to the transfer of the Target Assets to the WFOE or the Designee(s) in accordance with this Agreement, without the prior written consent of the WFOE, neither the Company nor the Existing Shareholders shall transfer any of such Target Assets.

3.	Procedure for Exercise of Equity Call Option

3.1

If the WFOE decides to exercise the Equity Call Option in accordance with Section 1.1 above, it shall give a written notice to the Company and the Existing Shareholders, specifying the amount of the Target Equity Interest to be acquired and the identity of the Designee(s) (the “Equity Purchase Notice”).

3.2

The Company and the Existing Shareholders shall provide all materials and documents necessary for the registration of the transfer of the Target Equity Interest and take all necessary actions and measures within thirty (30) days from the date upon the receipt of the Equity Purchase Notice, including but not limited to convening a shareholders’ or directors’ meeting to approve such Target Equity Interest transfer, and obtaining written documents from any other Shareholder (s) agreeing to waive any right of first refusal in connection with the Target Equity Interest transfer.

3.3

With respect to each of the equity transfer in accordance with this Agreement and the Equity Purchase Notice, the Existing Shareholders shall enter into an equity transfer agreement, in the form of Annex I or in such other form and substance prescribed by PRC laws, with the WFOE and/or each Designee (as the case may be).

3.4

If the WFOE decides to exercise the Equity Call Option in accordance with the above Section 1.1, the relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary governmental licenses and approvals and take all necessary actions to transfer the valid ownership of the Target Equity Interest to the WFOE and/or the Designee(s), free and clear of any encumbrance, and cause the WFOE and/or the Designee(s) to become the registered owner (s) of the Target Equity Interest. For the purpose of this Clause and this Agreement, “Encumbrance” shall include guarantee, mortgages, third party rights or interests, stock options, any option to purchase shares, rights of first refusal, rights to set-off, title liens or other security arrangements, except any Encumbrance created by this Agreement, the Equity Pledge Agreement and the Exclusive Business Cooperation Agreement.

4.	Procedure for Exercise of Asset Purchase Option

4.1

If the WFOE decides to exercise the Asset Purchase Option in accordance with Section 2.1 above, it shall give a written notice to the Company, specifying the status of the underlying assets to be transferred and the identity of the Designee(s) (the “Asset Purchase Notice”).

4.2

The Company and the Existing Shareholders shall provide all materials and documents necessary for the above asset transfer and registration of transfer (if applicable) and take all necessary actions and measures within thirty days from the date upon the receipt of the Asset Purchase Notice, including without limitation, convening a shareholder’s or director’s meeting to approve such asset transfer.

4.3

With respect to each transfer of the Target Assets in accordance with this Agreement and the Asset Purchase Notice, the Existing Shareholders shall cause the Company and the WFOE and/or each Designee (as the case may be) to enter into an asset transfer agreement in the form of Annex II or in such other form and substance prescribed by PRC laws.

4.4

The relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer the valid title of the Target Assets to the WFOE and/or the Designee(s) free and clear of any security interests, and cause the WFOE and/or the Designee(s) to become the registered owner (s) of the Target Assets.

5.	Transfer Price

5.1

The transfer price for the Target Equity Interest and/or the Assets shall be Renminbi one (RMB1.00); if the aforesaid Target Equity Interest and/or the Assets are subject to mandatory provisions of the PRC laws and administrative regulations at the time of transfer, the transfer price shall be the lowest price permitted by the applicable PRC laws and administrative regulations (the “Transfer Price”). If the Target Equity Interest and/or the Target Assets are transferred by installments, the corresponding transfer price shall be determined based on the proportion of the Target Equity Interest and/or the Target Assets to be transferred.

5.2	All taxes, expenses and disbursements arising from the transfer of the Target Equity Interest and/or the Target Assets shall be borne by the relevant parties prescribed under the PRC laws.

6.	Covenants

6.1	Covenants of the Company and the Existing Shareholders

Each of the Existing Shareholders and the Company hereby undertakes as follows:

6.1.1

Without the prior written consent of the WFOE, it will not supplement, modify or amend the articles of association and internal rules of the Company in any form, increase or decrease the registered capital of the Company or otherwise change the registered capital structure of the Company;

6.1.2

It shall maintain the financial position and business standard and practice, and ensure that the Company is validly existing, and continue to carry out its business and manage its affairs in a diligent and effective way;

6.1.3

Without the prior written consent of the WFOE, it will not sell, transfer, mortgage, pledge or dispose of, in any manner, any assets of the Company (other than disposals of assets arising in the ordinary course of business) or legal or beneficial interest in the business or revenues of the Company, or permit the creation of any security interests thereon, after the execution of this Agreement;

6.1.4	Without the prior written consent of the WFOE, it will not incur, inherit, guarantee or incur any debts, except for debts incurred in the ordinary course of business;

6.1.5

It shall preserve the value of the Company’s assets at all times in the ordinary operation of the Company’s business, and nothing that may have a material effect on the condition of business and asset value of the Company shall be caused by its action or omission;

6.1.6	Without the prior written consent of the WFOE, it will not cause the Company to enter into any material contract except in the ordinary course of business;

6.1.7	Without the prior written consent of the WFOE, it will not cause the Company to provide any loan or credit to any person or third party, other than in the ordinary course of business;

6.1.8	Upon request by the WFOE, it will provide the operational and financial information of the Company;

6.1.9

If requested by the WFOE, it shall cause the Company to purchase and hold insurance policies for the assets and business of the Company from insurance companies meeting the WFOE’s requirements, the insured amount and types shall be consistent with those purchased by similar companies;

6.1.10	Without the prior written consent of the WFOE, it will not cause or permit the Company to merge or consolidate with, or acquire or invest in, any person or business;

6.1.11	It shall immediately notify the WFOE of any actual or possible litigation, arbitration or administrative proceedings relating to the assets, business or income of the Company;

6.1.12

To retain the title of the Company to all of its assets, it shall execute all the necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, or raise necessary and appropriate defenses against all claims;

6.1.13

Without the prior written consent of the WFOE, the Existing Shareholders shall ensure that no dividend, asset or any distributable interest will be distributed to the Existing Shareholders by the Company in any manner, provided that upon written request of the WFOE, the Company shall immediately distribute all or part of its distributable profits to the Existing Shareholders and then the Existing Shareholders shall immediately and unconditionally pay or transfer such distribution to the WFOE;

6.1.14

If the total Transfer Price obtained by the Existing Shareholders in respect of their Target Equity Interest in the Company is higher than their capital contribution to the Company, or the Existing Shareholders receive profit distribution, dividend or bonus in any form from the Company, the Existing Shareholders shall, to the extent permitted under the PRC laws, waive the premium income and any profit distribution, dividend or bonus and the WFOE shall have the right to receive such proceeds; otherwise, the Existing Shareholders shall compensate the WFOE and/or any third party designated by it for the losses suffered thereby; and

6.1.15	At the request of the WFOE, it shall appoint any person designated by the WFOE as a Director and/or an executive director of the Company.

6.2	Covenants Regarding Target Equity Interest in the Company

Each of the Existing Shareholders hereby undertakes as follows:

6.2.1

Without the prior written consent of the WFOE, it shall not sell, transfer, pledge or dispose of, in any manner, any legal or beneficial interest in the Equity, nor shall it permit the encumbrance thereon of any security interest, except for the pledge of the Target Equity Interest in accordance with the Equity Pledge Agreement;

6.2.2

Without the prior written consent of the WFOE, it shall cause the shareholders’ meeting and/or the board meeting (or the executive director) of the Company not to approve, or allow the encumbrance thereon, any legal or beneficial interest in the sale, transfer, pledge or disposal in any manner of the Target Equity Interest, except for the pledge of the Target Equity Interest in accordance with the Equity Pledge Agreement;

6.2.3

Without the prior written consent of the WFOE, the Existing Shareholders shall cause the shareholders’ meeting and/or the board of directors (or the executive director) meeting of the Company not to approve the merger or consolidation of the Company with any Person or the acquisition of or investment in any Person;

6.2.4	The Existing Shareholders shall promptly notify the WFOE of the actual or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity;

6.2.5

Upon the request of the WFOE, the Existing Shareholders shall promptly and unconditionally cause the transfer of the Target Equity Interest to be approved and completed in accordance with this Agreement;

6.2.6

To maintain the Existing Shareholders’ ownership of the Company, the Existing Shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, or raise necessary and appropriate defenses against all claims;

6.2.7	At the request of the WFOE, the Existing Shareholders shall appoint any person designated by the WFOE as a Director and/or Executive Director of the Company;

6.2.8

The Existing Shareholders shall strictly comply with the provisions of this Agreement and other contracts jointly or severally executed by and among the Existing Shareholders, the WFOE and the Company and perform the obligations thereunder, and refrain from any act/omission that may affect the validity and enforceability of those contracts. To the extent that the Existing Shareholders have any remaining rights with respect to the Target Equity Interest herein, the Equity Pledge Agreement, or the Proxy, the Existing Shareholders shall not exercise such rights, unless pursuant to the written instructions of the WFOE.

7.	Representations and Warranties

Each of the Existing Shareholders and the Company hereby represents and warrants to the WFOE severally but not jointly that, as of the date hereof and the date of transfer of each Equity:

7.1	It has the right to execute this Agreement and the relevant equity transfer agreements relating to the equity transfer and has the capability to perform its obligations hereunder and thereunder;

7.2

The execution and delivery of this Agreement or any equity transfer agreement and the performance of any obligations hereunder will not: (i) result in any violation of any applicable PRC laws; (ii) be inconsistent with the articles of association, by-laws or other constitutional documents of the Company; (iii) result in any violation of, or constitute a default under, any contract or instrument entered into by or binding upon it; (iv) result in any violation of and/or continued effective conditions under any license or permit issued to it; and (v) result in the revocation or forfeiture of, or imposition of additional conditions under, any license or permit issued to it;

7.3

The Existing Shareholders have valid and transferrable title to the Target Equity Interest. Except for the Equity Pledge Agreement, the Existing Shareholder has not created any encumbrance on the Target Equity Interest;

7.4

The Company has valid and transferrable title to all of its assets, and no Security Interest has been created upon the foregoing assets, except for security interests that have been disclosed to and agreed by the WFOE in writing;

7.5

The Company has no outstanding debts, except for (i) debts incurred in the ordinary course of business; and (ii) debts which have been disclosed to the WFOE and for which written consent of the WFOE has been obtained; and

7.6	The Company has complied with all PRC laws and regulations relating to the acquisition of assets.

8.	Taxes and Expenses

During the preparation and execution of this Agreement, the related equity transfer agreement and the asset transfer agreement and the consummation of the transactions contemplated hereby and thereby, the Company or the WFOE shall pay all transfer and registration taxes, expenses and costs levied or incurred under PRC laws.

9.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement shall be considered as confidential information. Each Party shall keep all such information confidential and shall not disclose any relevant information to any third party without the written consent of other Parties, except for the information that: (a) is or will be in the public domain (other than as a result of the receiving Party’s public disclosure); (b) is required to be disclosed pursuant to the applicable laws or regulations or stock exchange requirements; or (c) is required to be disclosed by any Party to its legal counsels or financial advisors in connection with the transactions contemplated hereby, provided, however, that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. If any staff or agency engaged by any Party disclose the confidential information, such Party shall be deemed to have disclosed such confidential information and shall bear the liabilities for breach of contract. The abovementioned obligations of confidentiality on each Party hereto are continuous and shall survive the termination of this Agreement.

10.	Assignment

10.1	Without the prior written consent of the WFOE, neither the Company nor the Existing Shareholder may assign any of their respective rights or obligations hereunder to any third party.

10.2

The Company and the Existing Shareholders hereby agree that the WFOE can assign its rights and obligations hereunder at its sole discretion and only prior written notice of assignment of rights and obligations hereunder to the Company and the Existing Shareholders is required.

11.	Entire Agreement and Amendments

1.1

This Agreement and all agreements and/or documents expressly referred to or contained herein shall constitute the entire agreement with respect to the subject matter hereof and supersede all prior oral agreements, contracts, understandings and communications between the parties with respect to the subject matter of this Agreement.

11.1	Neither the Company nor the Existing Shareholders shall have the right to amend, supplement or rescind this Agreement without the prior written consent of the WFOE.

11.2	The annexes are integral part of this Agreement and shall have the same legal effect as the other parts of this Agreement.

12.	Governing Law and Dispute Resolution

12.1	This Agreement shall be construed in accordance with and governed by the PRC laws.

12.2

Any dispute arising from or in connection with this Agreement shall be submitted to PRC International Economic and Trade Arbitration Commission for arbitration, and shall be conducted in accordance with the commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award shall be final and binding upon the Parties. The arbitration place is in Beijing.

13.	Effective

13.1

This Agreement shall become effective upon due execution by the Parties hereto on the date first written above. All parities further agree that since the completion of the Capital Increase, the WFOE shall be entitled to all the rights agreed under this Agreement.

13.2	Unless terminated as provided herein, this Agreement shall be valid for a term of ten (10) years and may be automatically renewed for unlimited periods of ten (10) years upon expiration.

14.	Termination

Neither the Company nor the Existing Shareholders shall have the right to terminate this Agreement. Notwithstanding the foregoing, the WFOE shall have the right, at its sole discretion, to terminate this Agreement at any time by giving ten (10) days’ prior written notice to the Company and the Existing Shareholders.

15.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English or Chinese and may be delivered by hand or sent by registered mail, postage prepaid mail or recognized courier service or sent by facsimile transmission to the address for the receipt of notices designated by the relevant Parties from time to time. The date on which a notice shall be deemed to have been duly served shall be determined as follows: (a) if delivered by hand, on the date when the notice is delivered; (b) if sent by mail, on the tenth (10th) day after the date on which the air registered mail with postage prepaid has been sent out (as indicated by the postmark thereon), or on the fourth (4th) day after the delivery to the courier service agency; (c) if sent by facsimile, on the time shown on the confirmation of transmission of the relevant document; and (d) if sent by email, on the time when the notice has been sent, unless a response of failure to transmit or a report of non-delivery is received.

16.	Severability

If any term of this Agreement is deemed invalid or unenforceable due to its inconsistency with relevant laws, such term shall be deemed invalid or unenforceable only within the jurisdiction of relevant laws, and the validity, legality and enforceability of other terms of this Agreement shall not be affected thereby.

17.	Counterparts

This Agreement shall be executed by the Parties in four (4) originals, with each Party holding one original. All the originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

18.	Miscellaneous

If the SEC (U.S. Securities and Exchange Commission) or any other regulatory authorities proposes any amendment to this Agreement, or there is any change in the listing rules or related requirements of the SEC in connection with this Agreement, the Parties shall amend this Agreement accordingly.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Guangzhou Yatsen Global Co., Ltd.
(Company Seal)

Authorized signature:	/s/ Jinfeng HUANG

Name: Jinfeng HUANG
Title: Legal Representative

Huizhi Weimei (Guangzhou) Trading Co., Ltd.
(Company Seal)

Authorized signature:	/s/ Jinfeng HUANG

Name: Jinfeng HUANG
Title: Legal Representative

Jinfeng HUANG

Authorized signature:	/s/ Jinfeng HUANG

Huiyue (Guangzhou) Trading Limited Partnership
(Company Seal)

Authorized signature:	/s/ Jinfeng HUANG

Name: Jinfeng HUANG
Title: Authorized Signatory

Signature Page to Second Amended and Restated Exclusive Call Option Agreement

ANNEX I

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (this “Agreement”) is entered into in Beijing, by and between the following parties:

Transferor:

Transferee:

The parties hereby agree on the equity transfer as follows:

1.	The Transferor agrees to transfer _ _ _% of the Target Equity Interest in Huizhi Weimei (Guangzhou) Trading Co. Ltd. to Transferee and the Transferee agrees to acquire such Target Equity Interest.

2.

Upon completion of the equity transfer, the Transferor shall no longer enjoy the corresponding rights or obligations of the existing shareholder in respect of the transferred equity. The Transferee shall enjoy the rights and assume the obligations of the existing shareholder of Huizhi Weimei (Guangzhou) Trading Co. Ltd.

3.	The Parties may sign a supplementary agreement to cover the matters not mentioned herein.

4.	This Agreement shall become effective from the date of duly execution by the Parties.

5.	This Agreement is made in four counterparts with each Party holding one copy. Other copies are for change of registration with relevant governmental authorities.

Transferor:

Authorized signature:

Dated:

Transferee:

Authorized signature:

Dated:

ANNEX II

Assets Transfer Agreement

This Assets Transfer Agreement (this “Agreement”) is entered into by and between the following parties in Beijing:

Transferor: Huizhi Weimei (Guangzhou) Trading Co., Ltd.

Transferee:

The Parties hereby agree upon the transfer of assets as follows:

1.	The Transferor agrees to transfer the assets listed in the attached list of assets to the Transferee, and the Transferee agrees to accept the transfer of such assets.

2.

Upon completion of the transfer of assets, the Transferors shall no longer have the corresponding rights or relevant obligations with respect to the transferred assets. The Transferee shall enjoy the rights and assume the relevant obligations of such assets.

3.	The Parties may sign a supplementary agreement to cover the matters not mentioned herein.

4.	This Agreement shall become effective from the date of duly execution by the Parties.

5.	This Agreement shall be made in four counterparts with each Party holding one copy, other documents shall be used for changes of registration (if any).

Transferor:

Huizhi Weimei (Guangzhou) Co., Ltd.

[Seal]

Authorized signature:

Dated:

Transferee:

Authorized signature:

Dated:

Annex: Assets List